Pricing Supplement No.12N Dated March 26, 1998     Rule 424(b)(2)
(To Prospectus dated June 9, 1997 and             File No's. 33-64261
Prospectus Supplement dated June 12, 1997)             and   33-49965

THE CHASE MANHATTAN CORPORATION


[ ]	Senior Medium -Term Notes, Series C  Due From Nine
	Months to Thirty Years from Date of Issue

[X] Subordinated Medium Term Notes , Series A Due From
	Nine Months to Thirty Years from Date of Issue

	Principal Amount: $225,000,000
	Issue Price: 100.00%
	Commission :
	Proceeds to Company:  $24,036,334.00
	Agent: SALOMON SMITH BARNEY

	Agent's Capacity:  [ ]     As agent    [X]  As principal

	If as principal
		[ ]   The Notes are being offered at varying prices to
		        prevailing market prices at the time of sale

		[X]   The Notes are being offered at a fixed initial public
		        offering price equal to the Issue Price (as a percentage of Principal Amount).

	Original Issue Date: APRIL 17, 1998
	Stated Maturity:	   	APRIL 17, 2028

	Form:  [X]   Book-entry [  ]   Certificated
	Currency:   U.S. Dollars

[ ]	Fixed Rate Note: ZERO COUPON
   	Interest Rate:

[ ]Floating Rate Note:   CD[ ]   Commercial Paper Rate [  ]
			     Federal Fund Effective Rate [  ] CMT [ ]
			     LIBOR Telerate [ ]  LIBOR Reuter [  ]
			     Treasury Rate [ ]     Prime Rate   [  ]

CALLABLE ON THE FOLLOWING:

YEAR    APRIL 17     OCTOBER 17    YEAR    APRIL 17     OCTOBER 17

2002   14.744108     15.297012     2015    38.398057    39.837984
2003   15.870650     16.465800     2016    41.331909    42.881855
2004   17.083267     17.723890     2017    44.489925    46.158297
2005   18.388536     19.078106     2018    47.889233    49.685079
2006   19.793535     20.535792     2019    51.548270    53.481330
2007   21.305885     22.104855     2020    55.486881    57.567639
2008   22.933787     23.793804     2021    59.726426    61.966167
2009   24.686072     25.611799     2022    64.289898    66.700759
2010   26.572242     27.568701     2023    69.202048    71.797125
2011   28.602527     29.675122     2024    74.489517    77.282874
2012   30.787939     31.942487     2025    80.180981    83.187768
2013   33.140330     34.383092     2026    86.307310    89.543834
2014   35.672458     37.010176     2027    92.901727    96.385542